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Exhibit 10.30

FOURTH LOAN AND NOTE MODIFICATION AGREEMENT
(Borrowing Base Revolving Line of Credit)

Extra Space Properties Thirty LLC

        This FOURTH LOAN AND NOTE MODIFICATION AGREEMENT (the "Modification") is made as of October 19, 2011 by and between EXTRA SPACE PROPERTIES THIRTY LLC, a Delaware limited liability company (the "Borrower"), having its executive offices at c/o Extra Space Storage LLC, 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, and BANK OF AMERICA, N.A., a national banking association (the "Lender"), whose address is Real Estate Banking, NV1-119-03-10, 300 S. Fourth Street, 3rd Floor, Las Vegas, NV 89101.

Recitals

        A.    Lender has extended to Borrower a borrowing base revolving line of credit (the "Loan") in the maximum principal amount of up to Fifty Million and No/100 Dollars ($50,000,000.00) pursuant to a Revolving Line of Credit Agreement (the "Loan Agreement") and evidenced by a Promissory Note (the "Note"), each dated as of February 13, 2009. Capitalized terms used herein without definition, shall have the meanings given to such terms in the Loan Agreement and Note.

        B.    As of the date hereof, the Loan is secured by, among other things, fifteen (15) separate Security Instruments executed by Borrower or a Permitted Subsidiary for the benefit of Lender. Each Security Instrument encumbers a separate Property approved by Lender as a Borrowing Base Property.

        C.    EXTRA SPACE STORAGE LLC, a Delaware limited liability company, and EXTRA SPACE STORAGE INC., a Maryland corporation (individually and collectively as the context requires, and jointly and severally, "Guarantor"), unconditionally guaranteed Borrower's obligations under the Loan and Loan Documents pursuant to that certain Guaranty Agreement by and between Extra Space Storage LLC and Lender dated as of February 13, 2009 and that certain Guaranty Agreement by and between Extra Space Storage Inc. and Lender dated as of August 27, 2010 (collectively, the "Guaranty").

        D.    The Loan Agreement, the Note, each Security Instrument, the Guaranty, any environmental indemnities, guaranties and all other agreements, documents, and instruments evidencing, securing, or otherwise relating to the Loan, as previously modified by that certain First Loan and Note Modification Agreement dated as of April 9, 2009, that certain Second Loan and Note Modification Agreement dated as of May 4, 2009, that certain Third Loan and Note Modification Agreement dated August 27, 2010, and as further modified in this Modification, are sometimes referred to individually and collectively as the "Loan Documents". Hereinafter, "Loan Agreement", "Note", "Security Instrument", "Guaranty" and "Loan Documents" shall mean such documents as modified in this Modification.

        E.    Borrower has requested that Lender modify the Loan and Loan Documents to (i) extend the maturity of the Loan and Note, (ii) decrease the interest rate applicable to the Loan and Note, (iii) increase the loan commitment under the Loan Documents, and (iv) make other modifications and amendments, all as set forth herein.

        F.     Lender is willing to so modify the Loan and Loan Documents, and to make other modifications to such documents, subject to the terms and conditions hereof.

Agreement

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

        1.    Recitals.    Borrower hereby acknowledges the accuracy of the Recitals which are incorporated herein by reference.

        2.    Modifications to Loan Documents.    The Loan Documents are modified as follows:

          2.1    Loan Amount.    In connection with Borrower's pledge of additional self-storage facilities as collateral for the Loan, Borrower and Lender desire to increase the loan commitment under the Loan Documents from $50,000,000.00 to $75,000,000.00. Accordingly, the Note is hereby amended to state that the principal sum payable thereunder from Borrower to Lender is Seventy-Five Million and No/100 Dollars ($75,000,000.00). In addition, the definition of "Loan Amount" as set forth in Schedule 1 to the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "'Loan Amount' means Seventy-Five Million and No/100 Dollars ($75,000,000.00)."

          2.2    Interest Rate.    The definition of "Floating Rate Margin" as set forth in Schedule 1 to the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "'Floating Rate Margin' means two hundred fifteen (215) basis points per annum."

          2.3    Maturity Date.    The definition of the term "Maturity Date" appearing in Section 1(a) of the Note is amended to refer to an extended maturity date of February 13, 2014. All other references to the Maturity Date in the Loan Documents are hereby modified to be consistent with February 13, 2014 as the Maturity Date. All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

          2.4    Extension Option.    Lender shall grant a request by Borrower to extend the Maturity Date to February 13, 2015 (the "Extended Maturity Date"), upon and subject to the following amended and restated terms and conditions:

            (a)   Basic Conditions.    Unless otherwise agreed by Lender in writing:

                (i)  Borrower shall request the extension, if at all, by written notice to Lender not more than ninety (90) days, and not less than thirty (30) days, prior to the Maturity Date.

               (ii)  At the time of the request, and at the time of the extension, there shall not exist any Default or Event of Default.

              (iii)  Borrower shall recalculate the Borrowing Base using the Adjusted (LTV) Appraised Value, Initial Debt Service Coverage Ratio and/or Ongoing Debt Service Coverage Ratio for each Borrowing Base Property and provide Lender with supporting documentation for such calculations, and Borrower shall remargin the Loan if and as required by Section 2.1(b) of the Loan Agreement. For these purposes, the Adjusted (LTV) Appraised Value shall mean, with respect to any Property or Borrowing Base Property, an amount equal to sixty-five percent (65%) of the Appraised Value of such Property or Borrowing Base Property and Initial Debt Service Coverage Ratio and the Ongoing Debt Service Coverage Ratio shall mean, for any Property or Borrowing Base Property owned in fee simple by Borrower, the value of any such Property or Borrowing Base Property determined as the maximum loan amount which could be outstanding which yields a debt service coverage ratio of not less than 1.45, which ratios shall be calculated and determined as more particularly set forth in the definition of the terms "Initial Debt Service Coverage Ratio" and "Ongoing Debt Service Coverage Ratio" appearing in Schedule 1 of the Loan Agreement. For clarity, such ratios shall remain at 1.75 for Properties or Borrowing Base Properties ground leased by Borrower.

              (iv)  Current financial statements regarding Borrower and each Guarantor (which requirement may be satisfied by providing the most recent quarterly statements required by Section 2.6 below) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, Guarantor and the Property, shall have been submitted promptly to Lender, and there shall not have occurred, in the opinion of Lender, any material adverse change in the business or financial condition of Borrower or Guarantor, or in the Property or in any other state of facts submitted to Lender in connection with the Loan Documents, from that which existed on the date of the Note.

               (v)  Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable attorneys' fees actually incurred by Lender; all such costs and expenses incurred up to the time of Lender's written agreement to the extension shall be due and payable prior to Lender's execution of that agreement (or if the proposed extension does not become effective, then upon demand by Lender), and any future failure to pay such amounts (after notice and opportunity to cure as provided for other payment obligations in the Loan Documents) shall constitute a default under the Loan Documents.

              (vi)  All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension.

             (vii)  Not later than the Maturity Date, (A) the extension shall have been consented to and documented to Lender's satisfaction by Borrower, Guarantor, Lender, and all other parties reasonably deemed necessary by Lender (such as any permitted subordinate lienholders and permanent lenders (if any)); (B) Lender shall have been provided with an updated title report and appropriate title insurance endorsements shall have been issued as required by Lender; and (C) Borrower shall have paid to Lender a non-refundable extension fee in an amount equal to twenty-five (25) basis points of the Loan Amount.

    If all of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.

            (b)   Changes in Loan Terms.    All terms and conditions of the Loan Documents shall continue to apply to the extended term except to the extent changed as indicated below (such changes to be effective on and after the original Maturity Date, if the extension becomes effective as provided herein):

                (i)  Definition of Maturity Date.    The Maturity Date shall mean the Extended Maturity Date.

               (ii)  Definition of Adjusted (LTV) Appraised Value.    The Adjusted (LTV) Appraised Value shall mean, with respect to any Property or Borrowing Base Property, an amount equal to sixty-five percent (65%) of the Appraised Value of such Property or Borrowing Base Property.

              (iii)  Definition of Initial Debt Service Coverage Ratio and Ongoing Debt Service Coverage Ratio.    The Initial Debt Service Coverage Ratio and the Ongoing Debt Service Coverage Ratio shall mean, for any Property or Borrowing Base Property owned in fee simple by Borrower, the value of any such Property or Borrowing Base Property determined as the maximum loan amount which could be outstanding which yields a debt service coverage ratio of not less than 1.45, which ratios shall be calculated and determined as more particularly set forth in the definition of the terms "Initial Debt Service Coverage Ratio" and "Ongoing Debt Service Coverage Ratio" appearing in Schedule 1 of the Loan Agreement. For clarity, such ratios shall remain at 1.75 for Properties or Borrowing Base Properties ground leased by Borrower.

          2.5    Financial Statements.    Section 7.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

            "7.8    Books and Records; Financial Statements; Tax Returns.

            Borrower, Guarantor and each Permitted Subsidiary will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of each Property and the operation thereof. Borrower, Guarantor and each Permitted Subsidiary will keep and maintain its books and records, including recorded data of any kind and regardless of the medium of recording, at the address of Borrower set forth in Section 11.6. Borrower, Guarantor and each Permitted Subsidiary shall permit Lender, or any Person authorized by Lender, to inspect and examine such books and records (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom at all reasonable times and as often as may be requested by Lender. Borrower will furnish or cause to be furnished to Lender:

            (a)   Annual company prepared financial statements, including balance sheets and income statements, for Borrower within sixty (60) days after each calendar year end. Such financial statements shall be prepared in accordance with GAAP.

            (b)   Quarterly company prepared financial statements, including balance sheets and income statements, for Extra Space Storage LLC within forty-five (45) days of the end of each calendar quarter ending on March 31, June 30 or September 30. In addition, annual company prepared financial statements, including balance sheets and income statements, for Extra Space Storage LLC within one hundred (120) days after each calendar year end. Such financial statements shall be prepared in accordance with GAAP

            (c)   Quarterly unaudited financial statements, including balance sheets and income statements, for Extra Space Storage Inc. within forty-five (45) days of the end of each calendar quarter. Such financial statements shall be prepared in accordance with GAAP.

            (d)   Annual audited financial statements, including balance sheets, income statements and statements of cash flows, for Extra Space Storage Inc. within one hundred twenty (120) days after each calendar year end. Such financial statements shall be prepared in accordance with GAAP and shall contain an unqualified opinion of the auditors thereof.

            (e)   If requested by Lender, the annual federal income tax return together with all schedules and supporting exhibits of Borrower and Guarantor within thirty (30) of filing but not later than November 1 of the succeeding year.

            (f)    A quarterly compliance certificate from each of Borrower and Guarantor within forty-five (45) days of the end of each calendar quarter.

            (g)   A quarterly rent roll and operating statement for each Borrowing Base Property and its tenants and leases within forty-five (45) days of the end of each calendar quarter.

            (h)   A current Borrowing Base Certificate within forty-five (45) days of the end of each calendar quarter.

    All financial statements must be in form and detail acceptable to Lender and must be certified as to accuracy by Borrower and/or Guarantor, as applicable. Borrower shall provide, upon Lender's request, convenient facilities for the audit and verification of any such statement. All certifications and signatures on behalf of corporations, partnerships, limited liability companies and other entities shall be by a representative of the reporting party satisfactory to Lender."

          2.6    Termination of Commitment.    The Loan Agreement is hereby further modified to include the following provisions:

            (a)   Notwithstanding anything else to the contrary in the Loan Documents, at its option, Borrower may at any time terminate the commitment of Lender to make further Advances under the Loan Documents. Such termination shall be a complete termination of any and all commitment of Lender to make further Advances or to issue any letter of credit or make other financial accommodations to Borrower under the Loan Documents.

            (b)   Borrower shall notify Lender in writing of any election to terminate the commitment of Lender hereunder at least ten (10) Banking Days prior to the effective date of such termination (which effective date shall be a Banking Day), specifying such election and the effective date thereof. Any notice delivered by Borrower pursuant to this Section shall be irrevocable. Any termination of Lender's commitment to make Advances under the Loan Documents shall be permanent.

            (c)   On the effective date of the termination of Lender's commitment, Borrower shall pay to Lender in immediately available funds, the outstanding principal and interest balance of the Note together with all other amounts outstanding or payable to Lender under the Note or other Loan Documents. Borrower shall further pay to Lender any all reasonable costs and expenses relating to the termination of Lender's commitment to make advances. No portion of any commitment or other fee previously paid to Lender by Borrower shall be refunded, prorated or abated in any manner.

            (d)   On the effective date of the termination of Lender's commitment or upon the occurrence and continuation of an Event of Default, Borrower shall Cash Collateralize the full undrawn portion of the stated amounts of all issued and outstanding letters of credit which were previously issued by Lender pursuant to the Loan Documents. "Cash Collateralize" shall mean to pledge and deposit with and deliver to Lender, as collateral for Borrower's reimbursement and other Obligations in respect of letters of credit issued under the Loan Agreement, immediately available unrestricted cash funds in an amount equal to 105% of the full undrawn portion of the stated amounts of all issued and outstanding letters of credit. Such cash collateral shall be held in a bank controlled account established in the name of Borrower but in the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority lien and security interests therein and sole and exclusive control over any such account. With respect to any drawing honored under a letter of credit issued under the Loan Agreement, Lender shall have the right to set off and apply funds from such collateral account to pay for and satisfy Borrower's reimbursement obligations under the Loan Documents in connection with such letter of credit.

            (e)   Upon the (i) the termination of Lender's commitment to make advances, (ii) the payment in full by Borrower of the outstanding principal and interest balance of the Note together with all other amounts outstanding or payable to Lender under the Note or other Loan Documents and the Cash Collateralization of the full undrawn portion of the stated amounts of all issued and outstanding letters of credit which were previously issued by Lender pursuant to the Loan Documents, and (iii) the expiration of all issued and outstanding letters of credit issued under the Loan Agreement, Lender shall release and reconvey its lien and security interests securing the Obligations of Borrower under the Loan Documents except for any lien or security interest related to Cash Collateralization of the full undrawn portion of the stated amounts of all issued and outstanding letters of credit which were previously issued by Lender pursuant to the Loan Documents, which liens and security interests shall continue in full force and effect.

            (f)    Upon the latest to occur of (i) the termination of Lender's commitment to make advances, (ii) the payment in full by Borrower of the outstanding principal and interest balance of the Note together with all other amounts outstanding or payable to Lender under the Note or other Loan Documents and the Cash Collateralization of the full undrawn portion of the stated amounts of all issued and outstanding letters of credit which were previously issued by Lender pursuant to the Loan Documents, and (iii) the expiration of all issued and outstanding letters of credit issued under the Loan Agreement, Lender shall release its liens and security interest related to Cash Collateralization of the full undrawn portion of the stated amounts of all issued and outstanding letters of credit and shall upon final satisfaction of any amounts remaining outstanding and owing under the Loan Documents, refund to Borrower any remaining unapplied cash collateral and thereupon the Loan Documents shall terminate.

          2.7    Permitted Subsidiaries; Borrowing Base Properties.

            (a)   Borrowing Base Properties. Borrower has requested that Lender approve the properties listed on Schedule 1 attached hereto as Borrowing Base Properties. Subject to the terms and conditions of the Loan Agreement, as modified by this Modification, Lender agrees to include the properties listed on Schedule 1 attached hereto as Borrowing Base Properties pursuant to the terms and conditions of the Loan Agreement, as modified hereby.

            (b)   Permitted Subsidiaries; Waiver. ASSB FF LLC, an Ohio limited liability company, and ASSB LB LLC, an Ohio limited liability company (collectively, "ASSB Entities"), are wholly-owned subsidiaries of Borrower and hold fee simple interests in the properties listed on Schedule 1 as Cincinnati, Ohio (ES Property # 1503) and Lebanon, Ohio (ES Property # 1506), respectively (the "Ohio Properties"). In connection with approving the Ohio Properties as Borrowing Base Properties, Borrower has also requested that Lender modify the Loan and Loan Documents to (i) approve the ASSB Entities as Permitted Subsidiaries, and (ii) waive the requirement with respect to the Ohio Properties that all Borrowing Base Properties (other than the Properties described in Schedules 6.10 and 6.11 of the Loan Agreement) be owned by Borrower and not by a Permitted Subsidiary. Subject to the terms and conditions of the Loan Agreement, as modified by this Modification, Lender agrees to include the ASSB Entities as Permitted Subsidiaries. All references in the Loan Documents to the term "Permitted Subsidiary" shall be modified to include the ASSB Entities. Notwithstanding the foregoing, Borrower acknowledges that the Ohio Properties fail to satisfy the requirement in Section 4.1(b) of the Loan Agreement that all Borrowing Base Properties (other than the Properties described in Schedules 6.10 and 6.11 of the Loan Agreement) be owned by Borrower and not by any Permitted Subsidiary or any other affiliate of Borrower or any third party (the "Ownership Requirement"). Lender hereby waives the failure of the Ohio Properties to satisfy the foregoing Ownership Requirement and agrees that the Ohio Properties may, notwithstanding such failure, qualify as Borrowing Base Properties. This waiver does not apply to the failure of any other Property or Borrowing Base Property to satisfy the Ownership Requirement at any time. This waiver also does not apply to the failure of any Property or Borrowing Base Property, including the Ohio Properties, to satisfy any other term, condition, or covenant of the Loan Agreement.

          2.8    Conforming Modifications.    Each of the Loan Documents is hereby modified to the extent required to be consistent with the terms hereof. Rights to or interests in any property granted as security in the Loan Documents, including the Security Instruments, shall remain as security for the obligations of the Borrower under the Loan Documents.

          2.9    References.    Each reference in the Loan Documents to any of the Loan Documents shall be a reference to such document as modified herein.

        3.    Consent and Agreement of Guarantor.    As a condition precedent to the obligations of Lender hereunder and the effectiveness hereof, Borrower agrees to provide to Lender concurrently with the execution and delivery of this Modification, a fully executed Consent and Agreement of Guarantor in form and substance acceptable to Lender in its sole and absolute discretion.

        4.    Fees and Expenses.

          4.1    Fees and Expenses.    In consideration of Lender's agreements herein, Borrower has agreed to pay to Lender: (i) an extension fee in the amount of One Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($187,500.00) in connection with the extension of maturity, (ii) all legal fees and expenses incurred by Lender in connection herewith, (iii) all title endorsement premium costs incurred by Lender in connection with this Modification, and (iv) all other costs and expenses incurred by Lender in connection with this Modification and the extension of the Loan. Borrower acknowledges and agrees that such fees are fully earned and nonrefundable as of the date this Modification is executed and delivered by the parties hereto.

          4.2    Method of Payment.    All fees, costs, expenses and other payments due hereunder shall be paid by Borrower to Lender on the date of closing of this Modification or at such later date as such fees, costs, expenses and other payments are incurred by Lender. Lender may in its discretion, disburse such fees, costs, expenses and other payments as an advance under the Loan and Borrower hereby authorizes such disbursement. Borrower acknowledges and agrees that such fees, costs and expenses are earned and nonrefundable as of the date of closing of this Modification.

        5.    Ratification of Loan Documents and Collateral.    The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

        6.    Borrower Representations and Warranties.    Borrower represents and warrants to Lender:

          6.1   No default or Event of Default under any of the Loan Documents, nor any event, that, with the giving of notice or the passage of time or both, would be a default or an Event of Default under the Loan Documents has occurred and is continuing.

          6.2   There has been no material adverse change in the financial condition of Borrower or any other person or entity whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender.

          6.3   Each and all representations and warranties of Borrower in the Loan Documents are accurate on the date hereof.

          6.4   Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents.

          6.5   The Loan Documents are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms.

          6.6   Borrower validly exists under the laws of the State of its formation or organization, has not changed its legal name as set forth above, and has the requisite power and authority to execute and deliver this Modification and to perform the Loan Documents. The execution and delivery of this Modification and the performance of the Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower. This Modification has been duly executed and delivered on behalf of Borrower.

        7.    Borrower Covenants.    Borrower covenants with Lender that:

          7.1   Borrower shall execute, deliver, and provide to Lender such additional agreements, documents, and instruments as reasonably required by Lender to effectuate the intent of this Modification.

          7.2   Borrower fully, finally, and forever releases and discharges Lender and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Borrower, whether now known or unknown to Borrower, (i) in respect of the Loan, the Loan Documents, or the actions or omissions of Lender in respect of the Loan or the Loan Documents and (ii) arising from events occurring prior to the date this Modification is executed and delivered by the parties hereto. Borrower has been advised by its legal counsel, or Borrower has made a reasoned and fully informed decision not to be so represented by counsel, and understands and acknowledges the significance and consequences of this release, and Borrower expressly consents and agrees that the releases contained herein shall be given full force and effect according to each and all of their express terms and provisions including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

          7.3   If required by Lender, on or prior to the execution and delivery of this Modification, Borrower shall have executed and delivered, or caused to be executed and delivered, to Lender, each in form and substance satisfactory to Lender, such other documents, instruments, resolutions, subordinations, and other agreements as Lender may require in its sole discretion.

          7.4   If required by Lender, on or prior to the execution and delivery of this Modification, Borrower shall have provided to Lender a certified resolution authorizing this Modification and designating the person or persons authorized to sign this Modification and any related documents on behalf of Borrower.

        8.    Execution and Delivery of Agreement by Lender.    Lender shall not be bound by this Modification until (i) Lender has executed and delivered this Modification, (ii) Borrower has performed all of the obligations of Borrower under this Modification to be performed contemporaneously with the execution and delivery of this Modification, if any, (iii) Borrower has paid all fees and costs in accordance with Section 4 hereof, and (iv) Guarantor has executed and delivered to Lender the documents set forth in Section 3 hereof.

        9.    Integration, Entire Agreement, Change, Discharge, Termination, or Waiver.    The Loan Documents as modified herein contain the complete understanding and agreement of Borrower and Lender in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.

        10.    Binding Effect.    The Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their successors and assigns and the executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries of Borrower; provided, however, Borrower may not assign any of its rights or delegate any of its obligations under the Loan Documents and any purported assignment or delegation shall be void.

        11.    Choice of Law.    This Modification shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to conflicts of law principles.

        12.    Counterpart Execution.    This Modification may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Modification to physically form one document. Receipt by the Lender of an executed copy of this Modification by facsimile shall constitute conclusive evidence of execution and delivery of this Modification by the signatory thereto.

        13.    USA Patriot Act Notice.    Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

        [Remainder of Page Intentionally Left Blank]

        DATED as of the date first above stated.

BORROWER:
EXTRA SPACE PROPERTIES THIRTY LLC a Delaware limited liability company
By:	/s/ KENT W. CHRISTENSEN
Name:	Kent W. Christensen
Title:	Manager
LENDER:
BANK OF AMERICA, N.A. a national banking association
By:	/s/ RICKY G. MONROE
Name:	Ricky G. Monroe
Title:	Senior Vice President

 SCHEDULE 1

New Borrowing Base Properties

        Indianapolis, Indiana—ES Property # 0652
St. Louis, Missouri—ES Property # 0656
Cincinnati, Ohio—ES Property # 1503
Lebanon, Ohio—ES Property # 1506
Doylestown, Pennsylvania—ES Property # 1036
Cordova, Tennessee—ES Property # 0704

Schedule 1-1

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  Exhibit 10.30
FOURTH LOAN AND NOTE MODIFICATION AGREEMENT (Borrowing Base Revolving Line of Credit)
Recitals
Agreement
SCHEDULE 1
New Borrowing Base Properties